Exhibit 99.1

Atkore International Group Inc. Announces Fourth Quarter 2017 Results
Fiscal 2017 Highlights

•	Completed three acquisitions within the Electrical Raceway space

•	Net income per diluted share increased 35% from $0.94 to $1.27; Adjusted Net income per diluted share increased $0.11 to $1.42

•	Net income increased by $26 million to $85 million; Adjusted EBITDA of $228 million

•	Net income margin increased 177 basis points to 5.6%; Adjusted EBITDA Margin of 15.1%

Fourth-Quarter Highlights

•	Net income per diluted share increased 29% to $0.31; Adjusted Net income per diluted share of $0.35

•	Net income increased by $5.3 million to $20.9 million; Adjusted EBITDA of $59.6 million

•	Net income margin increased 153 basis points to 5.3%; Adjusted EBITDA Margin of 15.0%

HARVEY, IL. — November 29, 2017 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2017 full-year and fourth quarter ended September 30, 2017 ("fourth quarter").
"For fiscal year 2017, we are pleased to deliver Net Income and Earnings per share that increased 44% and 35% year over year, respectively. Despite the continuation of lower volumes due to soft market demands coupled with increasing raw material costs, we were successful in addressing these headwinds through effective and strategic pricing practices," commented John Williamson, Atkore's President and CEO.

"We strengthened our market presence with acquisitions that broaden our depth and breadth of product offerings. Atkore’s strong management practices and disciplined use of its business system enables us to drive improvements that result in better serving our customers and delivering value for our shareholders," Mr. Williamson added.

Fiscal 2017 Full-Year Results

Net sales for fiscal 2017 decreased $19.5 million to $1,503.9 million, a decline of 1.3% compared to $1,523.4 million for fiscal 2016. Adjusted net sales, which excludes the Fence and Sprinkler product lines, which the Company exited in the first quarter of fiscal 2016, decreased 0.8%, compared to fiscal 2016 due to $68.0 million of lower volume of mechanical pipe products within the solar end-market and lower demand for metal electrical conduit and fittings products. Additionally, there was a decrease of $29.3 million resulting from fewer working days during fiscal 2017. Fiscal 2016 was a 53-week fiscal compared to fiscal 2017, which was a 52-week fiscal year. Partially offsetting these decreases in net sales was an increase of $86.5 million resulting from higher average net selling prices due to the pass through impact of higher input costs and $6.6 million resulting from the acquisition of Marco Cable Management and Flexicon Limited during the third quarter and fourth quarter of fiscal 2017, respectively.

Gross profit decreased by $6.1 million to $362.6 million for fiscal 2017 due to lower volume of products sold. Gross margin remained flat at 24.1% in fiscal 2017 compared to 24.2% in fiscal 2016.

Selling, general and administrative expenses decreased $36.6 million, or 16.7% to $182.8 million for fiscal 2017 compared to $219.4 million for fiscal 2016. The decrease was primarily due to $15.4 million of higher consulting services paid to CD&R and related termination fees paid during fiscal 2016. The Company had $10.2 million of lower incentive-based compensation. Stock-based compensation expense was $8.3 million lower during fiscal 2017 compared to fiscal 2016 resulting from a change from liability accounting to equity accounting. The Company recorded $6.7 million of higher expense resulting from the release of indemnified uncertain tax positions during fiscal 2016. The decrease is partially offset by an increase of $7.5 million in contingent liabilities related to a ruling on the Company's imports of conduit fittings within the Atkore Steel Components Inc. business.

Net income increased by $25.8 million to $84.6 million for fiscal 2017, as compared to $58.8 million for fiscal 2016. Adjusted net income increased $12.7 million to $94.3 million for fiscal 2017 compared to $82.5 million for fiscal 2016. The increase in

Exhibit 99.1

both net income and adjusted net income was primarily driven by lower interest expense resulting from a debt refinancing during fiscal 2017.
Adjusted EBITDA decreased by $7.4 million or 3.1%, to $227.6 million for fiscal 2017, as compared to $235.0 million for fiscal 2016 related to lower volume of products sold across all product categories, partially offset by improved productivity.
Diluted earnings per share on a GAAP basis was $1.27 for fiscal 2017, an increase of $0.33 from fiscal 2016. Adjusted diluted earnings per share was $1.42 per share for fiscal 2017 compared to $1.31 for fiscal 2016.
2017 Fourth Quarter Results

	Three Months Ended
(in thousands)	September 30, 2017	September 30, 2016	Change	Change %
Net sales
Electrical Raceway	$293,126	$299,055	$(5,929)	(1.98)%
Mechanical Products & Solutions	103,007	117,760	(14,753)	(12.53)%
Eliminations	(326)	(576)	250	(43.40)%
Consolidated operations	$395,807	$416,239	$(20,432)	(4.91)%

Adjusted EBITDA
Electrical Raceway	$50,886	$48,722	$2,164	4.44%
Mechanical Products & Solutions	15,085	20,639	(5,554)	(26.91)%
Unallocated	(6,409)	(7,997)	1,588	(19.86)%
Consolidated operations	$59,562	$61,364	$(1,802)	(2.94)%
Net sales for the fourth quarter of 2017 decreased to $395.8 million, a decline of 4.9% compared to $416.2 million for the prior-year period, driven primarily by lower working days during the fourth quarter of 2017 compared to 2016.
Gross profit decreased by $3.5 million to $89.9 million for the fourth quarter of 2017, as compared to $93.3 million for the prior-year period primarily driven by lower working days during the fourth quarter of 2017. Gross margins increased from 22.4% in the prior-year period to 22.7% in the fourth quarter.
SG&A expenses decreased $12.3 million or 21.5%, to $44.7 million for fiscal 2017, as compared to $57.0 million for fiscal 2016, largely driven by $6.7 million of higher expense resulting from the release of indemnified uncertain tax positions during fiscal 2016 and $4.2 million of lower incentive-based compensation expense during fiscal 2017.
Net income increased by $5.3 million to net income of $20.9 million for the fourth quarter, as compared to $15.6 million for the prior-year period due to lower interest expense resulting from a debt refinancing during fiscal 2017. Adjusted net income increased $1.3 million to $23.1 million compared to $21.7 million for the prior-year period.
Adjusted EBITDA decreased by $1.8 million, or 2.9%, to $59.6 million for the fourth quarter, as compared to $61.4 million for the prior-year period. Net income margin increased from 3.7% in the prior-year period to 5.3% and Adjusted EBITDA Margin increased 31 basis points from 14.7% to 15.0%.
Basic and diluted earnings per share on a GAAP basis were $0.33 and $0.31, respectively, for the quarter. Adjusted diluted earnings per share increased from $0.34 in the fourth quarter of fiscal 2016 to $0.35 in the fourth quarter of fiscal 2017.

Exhibit 99.1

Segment Results
Electrical Raceway
Electrical Raceway net sales decreased $5.9 million, or 2.0%, to $293.1 million for the fourth quarter, as compared to $299.1 million for the prior-year period, primarily due to lower working days during the fourth quarter of fiscal 2017 compared to 2016.
Adjusted EBITDA increased $2.2 million, or 4.44%, to $50.9 million for the fourth quarter, as compared to $48.7 million for the prior-year period, and Adjusted EBITDA Margin increased from 16.3% to 17.4%. The increases were primarily attributable to our ability to maintain an average selling price, which decreased less than the decrease in raw material costs due to our ability to execute the Company's strategic pricing strategy.
Mechanical Products & Solutions
MP&S net sales declined $14.8 million, or 12.5%, to $103.0 million for the fourth quarter, as compared to $117.8 million for the prior-year period due to lower working days the fourth quarter of fiscal 2017 and lower volume of products sold.
Adjusted EBITDA declined $5.6 million, or 26.9%, to $15.1 million for the fourth quarter, as compared to $20.6 million for the prior-year period due to lower working days the fourth quarter of fiscal 2017 and lower volume of products sold. Adjusted EBITDA Margin decreased to 14.6% from 17.5% in fiscal 2017 due to an increase in raw material input costs greater than an increase in our average selling prices and lower volume of product sold, partially offset by productivity efficiencies.
Full Year 2018 Guidance1
The Company expects fiscal year 2018 Adjusted EBITDA to be in the range of $245 - $260 million and Adjusted EPS to be in the range of $1.45 - $1.60.
Fiscal 2018 First Quarter Guidance1
The Company expects the first quarter of fiscal 2018 Adjusted EBITDA to be in the range of $55 - $60 million and Adjusted EPS to be in the range of $0.30 - $0.35.
Conference Call Information
Atkore management will host a conference call today, November 29, 2017, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until December 13, 2017. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13672969.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.
To learn more about the Company please visit the company's website at http://investors.atkore.com.

____________________________________________________
1 Reconciliations of the forward-looking full-year and fiscal first quarter 2018 outlook for Adjusted EBITDA and Adjusted EPS are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Exhibit 99.1

About Atkore International Group Inc.
Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,500 people at 61 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.
Contact:

Keith Whisenand
Vice President - Investor Relations
708-225-2124
KWhisenand@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Exhibit 99.1

A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 29, 2016 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the U.S. and international markets in which we operate; weakness or another downturn in the U.S. non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; failure of our indemnification agreements in connection with acquisitions to adequately protect us from liabilities; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; tax legislation that could materially impact the tax aspects of our business; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; the significant influence our majority stockholder will have over corporate decisions; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.
Non-GAAP Financial Information
This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP") . Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted Net Sales

We present Adjusted net sales to facilitate comparisons of reported net sales from period to period within our MP&S segment. In August 2015, we announced plans to exit the Fence and Sprinkler product lines in order to re-align our long-term strategic focus. These product lines were exited during the first quarter of fiscal 2016. We define Adjusted net sales as reported net sales excluding net sales directly attributable to Fence and Sprinkler. We believe Adjusted net sales is useful for investors because management uses Adjusted net sales as an operating measure to evaluate our ongoing business operations, which no longer include Fence and Sprinkler.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business. We use Adjusted EBITDA and Adjusted EBITDA Margin in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income before: income tax expense (benefit), depreciation and amortization, interest expense (net), loss (gain) on extinguishment of debt, restructuring and impairments, stock-based compensation, gain on sale of joint venture, consulting fees, certain legal matters, transaction costs, other items, and the impact from our Fence and Sprinkler exit. Prior to fiscal 2017, net income was also adjusted to exclude net periodic pension benefit cost and the impact from routine anti-microbial coated sprinkler pipe, or "ABF," product liability. These costs are no longer an adjustment to EBITDA beginning in fiscal 2017. Prior fiscal years have not been restated for this change due to the relative insignificance and nature of these amounts.

We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA as a profitability measure in evaluating the performance of our business. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Adjusted net sales.

Adjusted Net Income and Adjusted Earnings per Share

We use Adjusted net income and Adjusted earnings per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income (loss) before consulting fees, stock-based compensation expense and other items, including the impact from our Fence and Sprinkler exit. We define Adjusted earnings per share as basic and diluted earnings per share excluding the per share impact of consulting fees, stock-based compensation and other items, including the impact from our Fence and Sprinkler exit.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$395,807	$416,239	$1,503,934	$1,523,384
Cost of sales	305,954	322,897	1,141,302	1,154,702
Gross profit	89,853	93,342	362,632	368,682
Gross Margin	22.7%	22.4%	24.1%	24.2%
Selling, general and administrative	44,732	56,985	182,768	219,397
Intangible asset amortization	5,779	5,583	22,407	22,238
Asset impairment charges	—	129	—	129
Operating income	39,342	30,645	157,457	126,918
Interest expense, net	5,726	11,181	26,598	41,798
Loss (gain) on extinguishment of debt	—	—	9,805	(1,661)
Other income, net	586	—	(5,071)	—
Income before income taxes	33,030	19,464	126,125	86,781
Income tax expense	12,173	3,892	41,486	27,985
Net income	$20,857	$15,572	$84,639	$58,796

Weighted-Average Common Shares Outstanding
Basic	63,954	62,492	63,420	62,486
Diluted	66,503	64,269	66,585	62,820
Net income per share
Basic	$0.33	$0.25	$1.33	$0.94
Diluted	$0.31	$0.24	$1.27	$0.94

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2017	September 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$45,718	$200,279
Accounts receivable, less allowance for doubtful accounts of $1,239 and $1,006, respectively	224,427	192,090
Inventories, net	200,003	161,465
Assets held for sale	—	6,680
Prepaid expenses and other current assets	35,611	22,407
Total current assets	505,759	582,921
Property, plant and equipment, net	208,619	202,692
Intangible assets, net	344,289	254,937
Goodwill	147,716	115,829
Deferred income taxes	1,657	945
Non-trade receivables	7,052	7,244
Total Assets	$1,215,092	$1,164,568
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$4,215	$1,267
Accounts payable	125,618	114,118
Income tax payable	2,581	2,326
Accrued compensation and employee benefits	26,387	34,331
Other current liabilities	53,036	52,780
Total current liabilities	211,837	204,822
Long-term debt	571,863	629,046
Deferred income taxes	17,464	12,834
Other long-term tax liabilities	6,771	6,838
Pension liabilities	25,239	35,172
Other long-term liabilities	21,047	18,610
Total Liabilities	854,221	907,322
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 63,305,434 and 62,458,367 shares issued and outstanding, respectively	634	626
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	423,232	398,292
Accumulated deficit	(42,433)	(113,142)
Accumulated other comprehensive loss	(17,982)	(25,950)
Total Equity	360,871	257,246
Total Liabilities and Equity	$1,215,092	$1,164,568

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	September 30, 2017	September 30, 2016
Operating activities:
Net income	$84,639	$58,796
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of fixed assets and assets held for sale	(5,093)	(357)
Impairment of assets	—	129
Depreciation and amortization	54,727	55,017
Amortization of debt issuance costs and original issue discount	1,446	3,586
Deferred income taxes	938	2,556
Loss (gain) on extinguishment of debt	9,805	(1,661)
Provision for losses on accounts receivable and inventory	1,333	3,021
Stock-based compensation expense	12,788	21,127
Other adjustments to net income (loss)	896	(190)
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(13,445)	24,538
Inventories	(10,301)	(2,437)
Prepaid expenses and other current assets	(3,074)	(2,986)
Accounts payable	8,673	4,061
Income taxes	(9,138)	1,005
Accrued and other liabilities	(11,232)	(9,551)
Other, net	(1,308)	(8)
Net cash provided by operating activities	121,654	156,646
Investing activities:
Capital expenditures	(25,122)	(16,830)
Proceeds from sale of properties, plant and equipment	100	75
Proceeds from sale of assets held for sale	3,024	2,400
Acquisitions of businesses, net of cash acquired	(183,923)	—
Proceeds from sale of an investment	—	1,328
Other, net	88	132
Net cash (used for) investing activities	(205,833)	(12,895)
Financing activities:
Borrowings under credit facility	97,000	—
Repayments under credit facility	(12,000)	—
Repayments of short-term debt	(4,200)	(1,619)
Issuance of long-term debt	498,750	—
Repayments of long-term debt	(641,100)	(22,175)
Issuance of common stock	12,168	52
Repurchase of common stock	(13,938)	—
Payment for debt financing costs and fees	(4,375)	—
Other, net	(65)	(166)
Net cash (used for) financing activities	(67,760)	(23,908)
Effects of foreign exchange rate changes on cash and cash equivalents	(2,622)	(162)
Increase in cash and cash equivalents	(154,561)	119,681

(in thousands)	September 30, 2017	September 30, 2016
Cash and cash equivalents at beginning of period	200,279	80,598
Cash and cash equivalents at end of period	$45,718	$200,279
Supplementary Cash Flow information
Interest paid	$26,131	$49,855
Income taxes paid, net of refunds	49,813	30,859
Capital expenditures, not yet paid	1,330	525
Reclassification of stock-based compensation liability	—	43,870

The following table presents reconciliations of Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$20,857	$15,572	$84,639	$58,796
Income tax expense	12,173	3,892	41,486	27,985
Depreciation and amortization	14,485	14,953	54,727	55,017
Interest expense, net	5,726	11,181	26,598	41,798
Loss (gain) on extinguishment of debt	—	—	9,805	(1,661)
Restructuring & impairments	556	1,701	1,256	4,096
Net periodic pension benefit cost	—	110	—	441
Stock-based compensation	3,420	4,230	12,788	21,127
ABF product liability impact	—	212	—	850
Gain on sale of joint venture	—	—	(5,774)	—
Consulting fees	—	—	—	15,425
Legal matters	50	82	7,551	1,382
Transaction costs	2,235	2,484	4,779	7,832
Other (a)	60	6,947	(10,247)	1,103
Impact of Fence and Sprinkler exit	—	—	—	811
Adjusted EBITDA	$59,562	$61,364	$227,608	$235,002

(a) Represents other items, such as inventory reserves and adjustments, release of indemnified uncertain tax positions and the impact of foreign exchange gains or losses.

The following tables represent reconciliations of Adjusted net sales to net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Fiscal year ended
	September 30, 2017			September 30, 2016
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Impact of Fence and Sprinkler exit	Adjusted net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$1,094,783	$189,351	17.3%	$1,068,630	$—	$1,068,630	$181,939	17.0%
MP&S	410,532	$63,687	15.5%	456,821	(7,816)	449,005	$81,199	18.1%
Eliminations	(1,381)			(2,067)	—	(2,067)
Consolidated operations	$1,503,934			$1,523,384	$(7,816)	$1,515,568

	Three Months Ended
	September 30, 2017			September 30, 2016
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$293,126	$50,886	17.4%	$299,055	$48,722	16.3%
MP&S	103,007	$15,086	14.6%	117,760	$20,639	17.5%
Eliminations	(326)			(576)
Consolidated operations	$395,807			$416,239

The following table presents reconciliations of Adjusted net sales to net sales for Atkore International Group Inc. for the periods presented:

	Three Months Ended				Fiscal year ended
($ in thousands)	September 30, 2017	September 30, 2016	Change	% Change	September 30, 2017	September 30, 2016	Change	% Change
Net sales	$395,807	$416,239	$(20,432)	(4.9)%	$1,503,934	$1,523,384	$(19,450)	(1.3)%
Impact of Fence and Sprinkler exit	—	—	—	*	—	(7,816)	7,816	(100.0)%
Adjusted net sales	$395,807	$416,239	$(20,432)	(4.9)%	$1,503,934	$1,515,568	$(11,634)	(0.8)%

Adjusted EBITDA	$59,562	$61,364	$(1,802)	(2.9)%	$227,608	$235,002	$(7,394)	(3.1)%
Adjusted EBITDA Margin	15.0%	14.7%			15.1%	15.5%

* Not meaningful

The following table presents reconciliations for Adjusted net income to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$20,857	$15,572	$84,639	$58,796
Stock-based compensation	3,420	4,230	12,788	21,127
Consulting fee	—	—	—	15,425
Loss (gain) on extinguishment of debt	—	—	9,805	(1,661)
Gain on sale of joint venture	—	—	(5,774)	—
Legal matters	—	82	7,551	1,382
Other (a)	60	6,947	(10,247)	1,103
Impact of Fence and Sprinkler exit	—	—	—	811
Pre-tax adjustments to net income	3,480	11,259	14,123	38,187
Tax effect	(1,246)	(5,087)	(4,434)	(14,511)
Adjusted net income	$23,091	$21,744	$94,328	$82,472

Weighted-Average Common Shares Outstanding
Basic	63,954	62,492	63,420	62,486
Diluted	66,503	64,269	66,585	62,820

Net income (loss) per share
Basic	$0.33	$0.25	$1.33	$0.94
Diluted	$0.31	$0.24	$1.27	$0.94

Adjusted Net income (loss) per share
Basic	$0.36	$0.35	$1.49	$1.32
Diluted	$0.35	$0.34	$1.42	$1.31
(a) Represents other items, such as inventory reserves and adjustments, release of indemnified uncertain tax positions and the impact of foreign exchange gains or losses.

The following table presents reconciliations of Net Debt to Total Debt for the periods presented:

($ in thousands)	September 30, 2017		September 30, 2016		September 25, 2015
Short-term debt and current maturities of long-term debt	$4,215		$1,267		$42,887
Long-term debt	571,863		629,046		649,980
Total Debt	576,078		630,313		692,867
Less cash and cash equivalents	45,718		200,279		33,360
Net Debt	$530,360		$430,034		$659,507

Adjusted EBITDA	$227,608		$235,002		$163,950

Total debt/Adjusted EBITDA	2.5	x	2.7	x	4.2	x
Net debt/Adjusted EBITDA	2.3	x	1.8	x	4.0	x